Exhibit 10.65

MASTER SERVICES AGREEMENT

This agreement (this “Agreement”), effective as February 14, 2005 (the “Effective Date”), is entered into by and between Aegis Communications Group, Inc., with offices located at 8001 Bent Branch Dr., Irving, Texas 75063 (hereinafter referred to as “Aegis”), and Aegis BPO Services Limited, with offices located at No. 7, Beta Tower, Fifth Floor/Sigma Soft Tech Park/Whitefield Main Road/Bangalore, India -560066 (hereinafter referred to as “BPO”). Aegis and BPO are referred to herein individually as a “Party,” and collectively, as the “Parties.”

WHEREAS, Aegis is engaged in the business of providing telephone services to its customers; and

WHEREAS, BPO is in the business of providing telephone services on a subcontract basis, quality assurance monitoring services, software development services and other back-end office functions; and

WHEREAS, Aegis and BPO desire to enter into this Agreement setting forth the terms and conditions pursuant to which Aegis will purchase from BPO, and BPO will provide to Aegis, such services as may be requested by Aegis from time to time.

NOW, THEREFORE, BPO and Aegis hereby agree as follows:

1.	The Services.

1.1	Services. BPO agrees to provide to Aegis the services as they are described on the statements of work attached hereto (“Services”) as such statements of work may be executed from time to time by both Parties to this Agreement (each a “Statement of Work”). Each Statement of Work shall be consecutively numbered and shall specifically incorporate this Agreement by reference. Services shall be provided in accordance with the provisions of this Agreement and the applicable Statement of Work. BPO shall provide all Services under this Agreement and shall not subcontract any portion of the Services without Aegis’s express written consent. To the extent any terms of the Agreement conflict with the terms of any Statement of Work, the terms of this Agreement shall govern, unless the Statement of Work explicitly provides that the terms of the Statement of Work shall govern.

1.2	Customers. BPO agrees to provide the Services with respect to actual and potential users of Aegis’s customers’ products and services as set forth in specific Statements of Work.

1.3	Hours of Operation. BPO will provide the Services during the hours of operation identified on the Statements of Work.

1.4	Change in Services. Material changes in the scope of the Services may be effected from time to time during the term of this Agreement by a written amendment to this Agreement or the applicable Statement of Work, provided such amendment is signed by Aegis and BPO. Except as expressly modified by the Parties, each such amendment shall be subject to all of the provisions of this Agreement.

2.	Facilities, Systems and Methods.

2.1	Facilities. BPO’s facilities described in Schedule A, are the only facilities that will be utilized by BPO to provide the Services (the “Designated Facilities”). BPO is solely responsible for taking all steps necessary (at its own cost and expense) to ensure that the Designated Facilities are available for providing the Services during the entire term of this Agreement. The Designated Facilities may not be changed during the term of this Agreement without Aegis’s prior written consent, which will not be unreasonably withheld. BPO shall be solely responsible for all costs and expenses arising out of or relating to any relocation of the Designated Facilities. BPO shall ensure that the Designated Facilities are physically secure and that all customer data contained therein is secure from compromise.

2.2	Systems. The Services shall be provided by telephone and other means as directed by Aegis. If requested by Aegis, BPO will utilize Aegis’s proprietary systems (“Systems”) in order to provide the Services and in such cases Aegis shall provide BPO with appropriate access to its Systems, including licenses, if applicable, in order for BPO to perform the Services. BPO is solely responsible for furnishing all equipment, software, systems, tools, documentation, licenses, permits, approvals, supplies and other tangible and intangible items necessary or used to access the Systems and perform the Services and its obligations under this Agreement. Except as otherwise agreed to in writing by Aegis, BPO is solely responsible for all costs and expenses arising out of or relating to the provision of the Services and all other resources required for BPO to perform its obligations under this Agreement.

2.3	Methods. In performing its obligations under this Agreement, and as requested by Aegis, BPO agrees to utilize any processes, procedures, systems and methods specified by Aegis to BPO.

3.	Service Levels and Acceptance.

3.1	Service Level Guarantees. BPO agrees to meet or exceed each of the service level guarantees described in the applicable Statement of Work (the “Service Level Guarantees”).

3.2	Monitoring Performance. BPO understands and agrees that the Service Level Guarantees are necessary to ensure appropriate performance under this Agreement, and that Aegis’s ability to monitor BPO’s performance under this Agreement is critical to ensuring that Aegis and its customers receive the required level of service. BPO agrees to implement such procedures and processes as may be necessary, in Aegis’s reasonable discretion and according to agreed to Aegis methods, to monitor and record its compliance with the Service Level Guarantees on an on-going basis throughout the term of this Agreement. Aegis reserves the right to test or monitor BPO’s performance of this Agreement by whatever means Aegis deems appropriate and with or without notifying BPO, such testing or monitoring possibly including (without limitation) using designated third parties to conduct such testing and monitoring activities, inspecting the Designated Premises on an unannounced basis, reviewing phone calls and recordings of phone calls, and the use of remote monitoring capabilities to listen to BPO’s TSRs on a random basis. Aegis may also solicit feedback from potential customers by means of surveys or otherwise to monitor for quality of calling as determined by the potential customer. The results of any monitoring activities conducted by Aegis (or its designated parties) shall be conclusive in determining whether BPO has met or exceeded each of the Service Level Guarantees. As and when requested by Aegis, BPO agrees to provide Aegis with copies of all records regarding BPO’s performance under this Agreement, which will include phone records and such other information and records as Aegis may request. BPO agrees that for any Services performed for Aegis, it shall provide, and actively use, an Aegis approved monitoring tool (e.g., Witness) that is equipped to monitor calls with both voice and screen capture.

3.3	Acceptance. BPO shall submit deliverables as required by an applicable Statement of Work (each, a “Deliverable”) to Aegis on or before the delivery date set forth in a Statement of Work. Within the period of time specified in a Statement of Work, Aegis shall approve or disapprove the Deliverable in accordance with the process and criteria set forth in the Statement of Work. Aegis shall describe in any disapproval the ways in which the Deliverable fails to conform to the established requirements or specifications set forth in the Statement of Work. Aegis may also suggest corrections or improvements that may cause the Deliverable to pass acceptance. BPO shall resubmit the Deliverable to Aegis for approval as provided in this Section, within the period of time specified in a Statement of Work. This process will continue until (a) Aegis accepts the Deliverable, or (b) Aegis reasonably rejects the Deliverable three times. If Aegis rejects any Deliverable three times, BPO shall use its best efforts to ensure that the Deliverable meets the acceptance criteria. If Aegis again rejects the Deliverable after such best efforts, then (x) Aegis shall return the rejected Deliverable and BPO shall promptly refund to Aegis all fees paid for the rejected Deliverable, (y) in addition to any other remedies available to Aegis, the portion of the Statement of Work related to the rejected Deliverable will automatically terminate, and (z) at Aegis’s option, Aegis may return each Deliverable that reasonably depends on the rejected Deliverable, and BPO shall promptly refund to Aegis all fees paid for such returned Deliverable (by way of example and not as a limitation, if Aegis accepts a software module but later rejects the base software application for which the module was designed, then Aegis may receive a refund of all fees paid for the base software application and the module, notwithstanding the prior acceptance). Aegis may extend the period of time for resubmission of the Deliverable if BPO submits a written request outlining the specific reasons why BPO cannot comply with the requirements together with BPO’s proposed alternative schedule for resubmission of the Deliverable. Aegis’s approval of a Deliverable only indicates that Aegis has reviewed the Deliverable and detected no errors or omissions sufficient enough to warrant the withholding or denial of payment, if any, for such Deliverable. Aegis’s approval of a Deliverable does not discharge BPO’s obligation to provide Deliverables that as a whole conforms to the applicable requirements and specifications.

4.	Additional Obligations of BPO.

4.1

Standard of Care. BPO agrees to perform the Services with professional diligence and care. BPO’s performance shall in no event be less than that which is consistent with standards which Aegis deems appropriate and as specified in the applicable Statement of Work and this Agreement. BPO shall perform the Services efficiently, without unnecessary idleness by personnel of BPO performing the Services. BPO shall not make any disparaging remarks, comments, press or news releases, or other disparaging communications about Aegis or its customers to any party, whether oral, written or other reproducible form. In no event will either Party make representations or warranties on the other Party’s behalf, or purport to act as an agent of the other Party for any purpose, and all information provided or distributed by either Party to any party or through any media shall conform to such information as the other Party may have provided.

4.2	Compliance.

(a)	Laws. BPO represents and warrants that it is familiar with all applicable international, federal, provincial, and local laws, regulations, and codes related to the provision of the Services (including, but not limited to, (i) the Telemarketing and Consumer Fraud and Abuse Protection Act and the Telephone Consumer Protection Act; (ii) all regulations promulgated by the Federal Communications Commission and the Federal Trade Commission, including the Telemarketing Sales Rule and the registration and compliance obligations associated with the United States Do Not Call Registry; (iii) all state laws and regulations regarding oral and written disclosures, requesting permission to continue, handling of negative responses, handling and recording Do Not Call Requests, time-of-day and other calling restrictions, bonding, registration and licensing; and (iv) all then current State Telephone Marketing Laws. BPO agrees that it will comply with all applicable laws, regulations, and codes in the performance of the Services pursuant to this Agreement. BPO shall notify Aegis in a timely manner regarding changes in laws and regulations, which may affect BPO’s provision of or Aegis’s use of the Services. At Aegis’s sole discretion, Aegis may revise any Statement of Work to modify the Services in order to conform to changes in such laws, regulations, rules, procedures and policies. BPO agrees to indemnify, defend and hold harmless Aegis, its officers, directors, and employees from and against any and all claims, losses, demands, actions, administrative proceedings, liabilities and judgments, including reasonable attorneys’ fees and expenses, arising from BPO’s failure to comply with the provisions of this Section.

(b)	Do Not Call Requests. As used herein, a “Do Not Call Request” is a request, whether written or oral, from a recipient of a call in which the recipient asks that BPO or Aegis refrain from calling the recipient in the future and/or asks that the recipient’s name be added to a Do Not Call list. Prior to conducting any out-bound telephone-related Services required by this Agreement, BPO shall process any customer-provided list or Aegis-provided list against the National Do Not Call Registry, utilizing the appropriate Subscriber Account Number (“SAN”) based on origination of the list (i.e., Aegis-provided lists must be processed with the Aegis SAN and customer-provided lists must be processed with the customer’s SAN). and remove from such list the names and phone numbers of any individuals contained therein, as well as the names and phone numbers of any individuals that had previously given BPO a Do Not Call Request as a result of calls made by BPO during its telemarketing efforts. Additionally, BPO shall ensure the calling lists are processed against the appropriate wireless suppression lists, and that where business calls are being managed, Do Not Call Request(s) are appropriately processed internally. If during the course of a call on behalf of an Aegis customer a call recipient makes a Do Not Call Request, the BPO employee or call representative shall record the name and phone number of the call recipient, and BPO shall provide Aegis with a list of all such Do Not Call Requests received when providing the Services. The provisions of this Section 4.2 in no way limit BPO’s obligations under Section 4.1.

4.3

Record-Keeping and Audit Rights. BPO agrees to create and retain such records as may be necessary to verify (a) its compliance with the provisions of this Agreement and (b) amounts owed by Aegis pursuant to this Agreement. Such records will be maintained for the entire term of this Agreement and for three years thereafter in a format and medium reasonably designed to allow Aegis to receive and review such records in a reasonably timely manner. For the sole purpose of ensuring compliance with the Agreement, Aegis (or its representative) will have the right to conduct a reasonable and necessary inspection of portions of the reports, books and records of BPO which are relevant to BPO’s performance pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice to BPO. Aegis shall bear the expense of any audit conducted pursuant to this Section, unless such audit shows an error in BPO’s favor amounting to a deficiency to Aegis in excess of one percent (1%) of the reported productive hours committed to Aegis, in which event BPO shall bear the reasonable expenses of the audit. BPO shall pay Aegis the amount of any deficiency discovered by Aegis within thirty (30) days after receipt of notice thereof from Aegis.

4.4	Personnel. BPO agrees that all personnel used by BPO to perform the Services will be competent and adequately trained by BPO to perform the Services in accordance with the provisions of the applicable Statement of Work and this Agreement. BPO shall perform commercially reasonable background checks on all personnel assigned by BPO to provide the Services under this Agreement. At Aegis’s request, BPO shall remove from performing the Services any personnel who, in Aegis’s reasonable opinion, is unsatisfactory for servicing Aegis’s needs. Unless both Parties agree otherwise in writing, personnel assigned by BPO to provide the Services under this Agreement shall not be assigned to projects for BPO’s other customers during the time they are providing the Services for Aegis, and shall be dedicated solely to Aegis’s Services.

4.5	Training. BPO agrees to participate in an Aegis approved training program designed to educate BPO’s personnel in the processes, procedures, systems and methods to be used in providing the Services.

4.6	Telecommunications. BPO shall equip the Designated Facilities with all hardware, software, connectivity (including connections for voice and data) and systems necessary to perform its obligations under the terms of this Agreement. BPO agrees, as may be reasonably requested by Aegis, to provide access to the Designated Facilities for purposes of allowing Aegis to install, operate and maintain communications equipment and systems at the Designated Facilities, and to provide a secure and properly ventilated location for such communications equipment and systems. BPO agrees to provide real-time capability for Aegis to monitor all call traffic at the Designated Facilities as well as the provision of the Services. BPO shall comply with any and all telecommunication quality escalation processes provided by Aegis.

4.7	Disaster Recovery. BPO shall supply Aegis with a copy of its written disaster and recover plan (the “Disaster Avoidance and Recovery Plan”). BPO shall implement and is maintain such Plan throughout the term of this Agreement. BPO’s Disaster Avoidance and Recovery Plan shall be actively reviewed on a quarterly basis and updated during the term of this Agreement. BPO’s Disaster Avoidance and Recovery Plan shall contain procedures designed to safeguard Aegis and its customers’ data and the availability of the Services, throughout the term of this Agreement. Such Disaster Avoidance and Recovery Plan shall include, without limitation, the following:

(a)	Fire Protection. BPO represents that the fire protection system at BPO site(s) consists of the appropriate type and quality of equipment required to provide effective fire protection and that it is regularly reviewed and updated, and that the system currently consists of smoke detectors (with remote enunciators and zone indicators), automatic sprinkler systems, and a two-part halon system in any computer areas. BPO further represents that each room at BPO site(s) has its own supply of halon and all BPO Service Location(s) computer rooms have a second halon system to provide backup. BPO represents that water detection devices and drains are installed under all raised floor areas.

(b)	Power Supply. BPO shall maintain multiple levels of power backup designed to provide uninterrupted operation of BPO equipment in the event of a loss of power. BPO shall maintain multiple feeds to BPO site(s) from different processing stations of the local power company that furnishes the main power to BPO site(s). BPO shall maintain two levels of uninterrupted power systems to provide smooth transition to the use of BPO’s alternative energy sources (e.g., diesel generators) in the event of an extended power company outage.

(c)	Equipment/Air Conditioning. BPO shall maintain multiple levels of protection against loss of cooling, including a primary backup system which shall provide adequate backup cooling capacity, and a secondary backup system, which shall be capable of providing continuous cooling during a power outage so as to maintain equipment at all times within the tolerances specified by the appropriate manufacturer.

(d)	Computer Equipment. BPO agrees that BPO site(s) shall maintain the appropriate backup equipment that is capable of maintaining operations in the event of hardware failures at BPO site(s). In addition, BPO agrees that it will maintain at BPO site(s) detailed, written recovery procedures which its personnel are familiar with and which enable BPO personnel to switch to backup hardware expeditiously.

(e)	Testing. BPO agrees that its disaster recovery testing will be performed at BPO site(s) twice per year. The testing shall include, but not be limited to, testing of hardware, installation and operation of all Systems, processing of data and generation of reports, and testing of telecommunications facilities.

(f)	Recovery Procedures. BPO shall maintain appropriate recovery procedures and automated recovery tools for a call center operations facility.

(g)	Off-Site Data Vaulting. BPO shall store daily a current copy of data and system files on magnetic media in damage resistant, fire proof vaults at an off-site facility. The off-site facility shall be guarded twenty-four (24) hours a day, seven (7) days a week. BPO shall also maintain a tape management system, manual or otherwise, which controls the daily process of vaulting files.

(h)	Operations Interruptions. In the event of any unplanned or unscheduled interruptions of the operations of, or accessibility to, BPO site(s), BPO shall use its commercially reasonable best efforts to restore service to Aegis as expeditiously as possible. BPO shall notify Aegis at least 10 minutes prior to any unscheduled interruptions. BPO shall notify Aegis at least within two minutes of occurrence of any unplanned interruptions.

(i)	Time Frames For Recovery. The time frames for restoration of Aegis’s service will vary according to the nature and magnitude of the disaster event, the availability of replacement equipment for drop-shipment and the speed with which alternate telecommunication circuits can be made available. BPO shall use commercially reasonable best efforts to work with telecommunications carriers and equipment vendors to restore service as expeditiously as possible.

(j)	Maintenance Of Safeguards. In addition to those requirements specifically set forth in this Agreement, BPO agrees that it shall maintain safeguards throughout the term of this Agreement against destruction, loss, or alteration of Aegis’s data, which are no less rigorous than those in effect at other similar BPO site(s) as of the Effective Date of this Agreement.

4.8	Information Security. BPO shall at all times implement and maintain commercially reasonable technical and organizational security measures as are appropriate in the circumstances to protect data against unauthorized or unlawful processing, disclosure, accidental loss, destruction or damage. Such measures shall include, by way of example and not limitation, firewalls, intrusion detection systems, locking file cabinets, and other appropriate physical and electronic security mechanisms, including current revisions of all software releases and all software patches. Within 90 days from the Effective Date, BPO shall have adequate security audits in place, and BPO shall submit evidence of passing an annual security audit acceptable to Aegis.

4.9	Obligation to Replace; Fee Adjustment. In the event that BPO’s provision of the Services and/or a Deliverable, is, or in Aegis’s reasonable opinion is likely to be, (i) enjoined, or (ii) found to infringe upon or misappropriate the intellectual property rights of any party, BPO shall, with Aegis’s consent and at BPO’s own cost and expense and in such a manner as to minimize disturbance to Aegis’s business activities: (a) obtain for Aegis the right to continue using the Services and each affected Deliverable; or (b) modify the Services and each affected Deliverable so that it is no longer infringing (provided that such modification does not adversely affect Aegis’s intended use as contemplated by this Agreement); or (c) replace the Services and each affected Deliverable with a non-infringing functional equivalent. In addition to the remedies set forth above, BPO shall remain responsible for providing Services and Deliverables in accordance with each Statement of Work and this Agreement. If BPO is unable to provide a Deliverable and/or Services or to implement a work around for the provision of such Deliverable and/or Services, then Aegis may, upon notice to BPO, obtain from a party or itself provide such Deliverable and those Services which BPO failed to provide, and Aegis may, in its sole discretion, either (x) make an equitable adjustment to the fees or (y) terminate the applicable Statement of Work and/or this Agreement according to the provisions of Section 7.2 of this Agreement. In the event that any intellectual property provided to BPO by Aegis for the provision of the Services is found to infringe upon or misappropriate the intellectual property rights of any party, BPO shall be excused from performing the Services affected by such infringement until Aegis replaces such property with a non-infringing functional equivalent.

4.10	Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter, BPO shall not solicit for employment any employee of Aegis or its affiliates who (a) directly performed under this Agreement, (b) had substantial contact with BPO in relation to this Agreement, or (c) BPO became aware of solely due to, or derived from information learned through the performance of this Agreement. For this purpose, “solicitation” does not include contact resulting from indirect means such as public advertisements, placement firm searches or similar means not directed specifically at the employee to which the employee responds on his or her own initiative. The Parties acknowledge and agree that a breach of this “Non-Solicitation” clause shall not give rise to a right of termination of this Agreement; the Party not in breach shall only have the right to equitable relief and/or recovery of direct damages from the breaching Party.

4.11	Non-Compete. BPO shall not sell or attempt to sell or provide services directly to any customer of Aegis during the term of this Agreement and for the twelve (12) month period immediately following the end of the term of this Agreement.

5.	Customer Member Information, Security and IP Ownership.

5.1	Aegis Member Information. In connection with the Services, Aegis may provide BPO with names, addresses, telephone numbers and other verification information of Aegis customers (“Customer Member Information”). Aegis’s customers own all right, title and interest in and to the Customer Member Information and any additional information provided by any call recipient during the course of a call. BPO shall take no right, title or interest in and to such Customer Member Information and BPO shall not otherwise impair or challenge the rights of Aegis’s customer in such Customer Member Information. BPO unconditionally warrants that BPO will not disclose, transfer, duplicate, reproduce, or retain the Customer Member Information in any form, nor shall BPO permit any agent, contractor or party (collectively “Subcontractors”) to do so, except in the computer processing activity necessary to obtain the names in a usable form for BPO’s performance of the Services, immediately after which the Customer Member Information shall be completely erased from all storage devices upon which they reside. Upon completion of the Services, BPO shall return the Customer Member Information to Aegis or its designee.

5.2	Security. It is understood and agreed that the Customer Member Information has been and will be monitored to prevent improper and unauthorized use of the Customer Member Information, by combinations of one or more methods of computer control and/or planted and/or varied, names and addresses, or a combination of these and others; to all of which BPO consents and agrees.

5.3	Intellectual Property.

(a)	Ownership. Except as otherwise explicitly set forth in a Statement of Work, all Deliverables and work product of any kind, tangible or intangible, developed by or contributed to by BPO (including subcontractors) solely and exclusively in connection with this Agreement or with the use of Aegis resources, and all related patents, copyrights and other intellectual property rights, shall be the exclusive property of Aegis, shall be considered a work made for hire to the extent permissible under applicable law and is otherwise hereby assigned to Aegis. Such Deliverables and work product may include, but are not limited to, software applications, computer programs, literary articles, factual compilations, recordings, video tapes, multi-media content, images, musical work, sounds, algorithms, protocols, diagrams, methods, papers, documents, letters, memoranda, tape recordings, drawings and records of any sort as well as ideas, expressions, inventions, discoveries, improvements, developments and information.

(b)	Cooperation. BPO will promptly execute such applications, assignments and other instruments and provide such cooperation reasonable requested by Aegis to give full effect to the provisions of this Section 5.3.

(c)	Other rights. If BPO has any rights, including without limitation moral rights, in any work product that cannot be assigned, BPO agrees to waive enforcement worldwide of such rights against Aegis. In the event that BPO has any such rights that cannot be assigned or waived, BPO hereby grants to Aegis an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the work product in any medium or format, whether now known or later developed. BPO warrants and covenants that it has caused or shall cause each of its employees and contractors, before they do any work in connection with this Agreement, to enter into written agreements necessary to carry out and provide for the full intent of this paragraph, will make Aegis a party beneficiary of such agreements and will deliver fully signed copies of same prior to commencement of work by such persons or entities on behalf of Aegis.

5.4

Computer Viruses. To the extent BPO personnel access Aegis’s computer systems, or provide Deliverables in electronic form, in each case in performing Services, BPO shall not code or introduce into any Deliverable or those systems any Computer Virus, and shall use industry standard virus scanners (updated with the then-most current virus signatures and data sets) to scan all Deliverables immediately prior to delivering them to Aegis. In the event a Computer Virus is found to have been introduced into Aegis’s computer systems by BPO or its personnel, BPO shall use all reasonable commercial efforts, at no additional charge, to assist Aegis in reducing the effects of the Computer Virus and, if the Computer Virus causes a loss of operational efficiency or loss of data, to assist Aegis to the same extent to mitigate and reduce such losses. “Computer Virus” means any undocumented malicious data, code, program, or other internal component (e.g., computer worm, computer time bomb or similar component), which could damage, destroy, alter or disrupt any computer program, firmware or hardware or which could, in any manner, reveal, damage, destroy, alter or disrupt any data or other information accessed through or processed by Aegis’s, or Aegis’s franchisees’ computer systems in any manner.

6.	Payment for the Services.

6.1	Monthly Fee. During the term of this Agreement and any Renewal Period or Transition Period, Aegis agrees to pay a monthly invoice in arrears for the Services based upon the rates for Services described in the Statements of Work. BPO will provide Aegis with a monthly invoice describing the volume, rates, and hourly charges for the Services, along with back-up detail and any other information that Aegis may request from time to time. Subject to Aegis’s review and verification of the information contained therein and any required adjustments, Aegis agrees to pay non-Disputed Amounts on each such invoice within forty-five days after it receives such invoice. “Disputed Amounts” shall mean invoice amounts that are subject to a bona fide dispute raised by Aegis in a writing sent to BPO within 30 days after the date of an invoice therefore and with respect to which Aegis is making reasonable, diligent and good faith efforts to resolve. Notwithstanding any such dispute, BPO agrees to continue to provide the Services pending resolution of any such Disputed Amounts issues.

6.2	Withholding. BPO will be solely liable for all taxes, federal, state, local and otherwise, on any and all amounts paid to BPO by Aegis.

7.	Term and Termination.

7.1	Term. The term of this Agreement will commence on the Effective Date and will continue indefinitely thereafter, until terminated as set forth below.

7.2	Termination. Either Party may terminate this Agreement or any Statement of Work, for cause in the event that the other Party fails to cure a material breach of this Agreement within 30 days after receiving written notice thereof. Without limiting the foregoing, Aegis may terminate this Agreement immediately if BPO (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within 90 calendar days, or (d) makes an assignment for the benefit of creditors. Additionally, if Aegis’s customer terminates its agreement with Aegis, Aegis may terminate any Statement of Work that is impacted by such termination upon 15 days written notice to BPO.

7.3	Post-Termination Obligations. Following any termination of this Agreement, BPO shall return to Aegis all products, software, systems, documentation, product and service information, equipment, all the customer service systems provided by Aegis, and all other tangible or intangible items of Aegis then in BPO’s possession or control, including without limitation any items provided by Aegis pursuant to Section 5.1 of this Agreement. In connection with any termination or non-renewal of this Agreement (other than termination by BPO due to Aegis’s material breach), BPO agrees to assist Aegis with a smooth and efficient transition of the Services to another vendor or to Aegis or one of its affiliates. Such transition shall be for a period of up to six months following any termination of this Agreement (the “Transition Period”), which shall include (without limitation) (a) such reasonable assistance, advice and training as Aegis may request, (b) the assignment or sublicensing of any party licenses used by BPO in providing the Services, (c) BPO making available to Aegis on reasonable terms any third party services being used by BPO in providing the Services, (d) BPO continuing to perform the Services during the Transition Period, and (e) such other reasonable assistance as Aegis may request. Unless otherwise agreed to by the Parties, BPO’s performance of the Services and Aegis’s payment therefore during the Transition Period shall be governed by the provisions of this Agreement. If Aegis requests additional personnel and resources for the Transition Period, BPO will use its commercially reasonable best efforts to provide such additional personnel and resources under terms reasonably acceptable to Aegis.

8.	Relationship Management.

8.1	BPO Relationship Manager. For each Statement of Work, BPO will appoint a relationship manager to manage the relationship established by this Agreement (the “BPO Relationship Manager”) who will: (a) have overall managerial responsibility for the Services; (b) attend all Aegis regularly scheduled executive level meetings and planning sessions as requested by Aegis; (c) serve as BPO’s primary liaison with Aegis for the transactions contemplated herein; (d) coordinate, oversee, and monitor BPO’s performance of the Services with the applicable BPO managers responsible for such performance; and (e) write and speak English fluently.

8.2	Aegis Relationship Manager. Aegis will appoint a relationship manager to manage the relationship established by this Agreement (the “Aegis Relationship Manager”) who will: (a) have overall managerial responsibility for Aegis’s responsibilities under this Agreement; (b) serve as the primary liaison with BPO Relationship Manager; and (c) be able to call upon the experience, expertise and resources of Aegis as may reasonably be needed to properly perform its duties hereunder.

8.3	Relationship Manager Communications. Promptly following the Effective Date, each Party shall provide the other Party with the name, telephone number, facsimile number and electronic mail address of their respective Relationship Manager for all matters relating to this Agreement. In addition to BPO Relationship Manager, BPO shall provide the name, telephone number, facsimile number and electronic mail address of BPO contacts to whom any outage or latency problems are to be directed. All significant communications relating to this Agreement will be directed to the principal contact person for each Party. Either Party may change their principal contact person at any time during the term of this Agreement by notifying the other Party of such change.

8.4	Periodic Reports and Meetings. BPO agrees to provide Aegis with daily reports of its performance under this Agreement in form and substance acceptable to Aegis. Aegis will provide BPO with periodic feedback regarding BPO’s performance at such times and in such form, as Aegis deems appropriate. The Parties agree to meet on a quarterly basis during the term of this Agreement at a time and location determined by Aegis to review and discuss the performance of the Services under this Agreement and related matters such as planning, forecasting, new services and such other matters as Aegis deems appropriate. Minutes shall be kept by BPO of what is discussed at each such meeting, and copies of such minutes shall be distributed to the Parties as soon as reasonably possible after each meeting.

9.	Confidentiality.

9.1	Definition. “Confidential Information” means any confidential or proprietary information of a Party that is disclosed in any manner, including oral or written, graphic, machine readable or other tangible form, to the other Party in connection with or as a result of discussions related to this Agreement, and which at the time of disclosure either (a) is marked as being “Confidential” or “Proprietary,” (b) is otherwise reasonably identifiable as the confidential or proprietary information of the disclosing Party, or (c) under the circumstances of disclosure should reasonably be considered as confidential or proprietary information of the disclosing Party. Confidential Information includes the existence, terms and conditions of this Agreement.

9.2	Treatment and Protection. Each Party agrees (a) to hold in strict confidence all Confidential Information of the other Party, (b) to use such Confidential Information solely to perform or to exercise its rights under this Agreement, and (c) not to transfer, display, convey or otherwise disclose or make available all or any part of such Confidential Information to any third party. The receiving Party agrees to comply with any confidentiality agreements between the disclosing Party and any third party related to confidential or proprietary information of such third party. Each Party shall take all measures necessary to protect against the disclosure or use of the Confidential Information as it takes to protect its own proprietary or confidential information (but in any case no less than reasonable measures).

9.3	No Publicity. Neither Party will issue a press release, advertisement or public statement concerning the existence of this Agreement, its contents or the transactions contemplated by it without the express written consent of the other, which will not be unreasonably withheld.

9.4	Remedies Upon Breach. Each Party agrees that the other Party shall have no adequate remedy at law if there is a breach or threatened breach of this Section 9 and, accordingly, that either Party shall be entitled (in addition to any legal or equitable remedies available to such Party) to seek injunctive or other equitable relief to prevent or remedy such breach.

9.5

Exclusions. The term “Confidential Information” shall not include information that is: (a) in the public domain through no fault of the receiving Party or of any other person or entity that is similarly contractually or otherwise obligated; (b) obtained independently from a third party without an obligation of confidentiality to the disclosing

Party and without breach of this Agreement; or (c) independently developed by the receiving Party without reference to the Confidential Information of the disclosing Party.

9.6	Disclosures Required by Law. The receiving Party may disclose the Confidential Information of the other in response to a valid court order, law, rule, regulation (including any securities exchange regulation), or other governmental action provided that (a) the disclosing Party is notified in writing prior to disclosure of the information, and (b) the receiving Party assists the disclosing Party, at the disclosing Party’s expense, in any attempt by the other to limit or prevent the disclosure of the Confidential Information.

9.7	Return or Destruction. Upon the termination or expiration of this Agreement or upon the earlier request of the disclosing Party, the receiving Party shall (a) at its own expense, (i) promptly return to the disclosing Party all tangible Confidential Information (and all copies thereof) of the disclosing Party, or (ii) upon written request from the disclosing Party, destroy such Confidential Information and provide the disclosing Party with written certification of such destruction, and (b) cease all further use of the other Party’s Confidential Information, whether in tangible or intangible form.

10.	Indemnity and Limitation of Liability.

10.1	Indemnity. BPO shall indemnify, defend and hold harmless Aegis and its customers, and their respective officers, shareholders, directors, employees and agents (collectively, the “Aegis Indemnified Parties”), from and against any and all third party claims, demands, proceedings, suits and actions, including any related liabilities, obligations, losses, damages, fines, judgments, settlements, expenses (including attorneys’ and accountants’ fees) and costs (each, a “Claim” and collectively, “Claims”), incurred by, borne by or asserted against any of the Aegis Indemnified Parties to the extent such Claims in any way relate to, arise out of or result from: (a) any intentional or willful conduct or negligence of any employee or subcontractor of BPO, (b) breach of any representation, warranty or covenant of BPO contained herein, (c) any defect in a Deliverable or the Services, or (d) any actual or alleged infringement or misappropriation of any third party’s intellectual property rights by any Deliverable or any of the Services.

10.2	Limitation of Liability. Except with regard to Claims arising under Section 9 (Confidentiality), damages for property damage, personal injury, infringement or wrongful abandonment of the Services, and the indemnification obligations contained in this Agreement, with respect to each of which liability will not be limited pursuant to this Section 10.2, in no event will either Party be liable to the other Party for any indirect, incidental, special, consequential or punitive damages, including (without limitation) loss of profit, income or savings, even if advised of the possibility thereof.

11.	General.

11.1	Relationship of Parties. The Parties are and shall be, with respect to the subject matter of Agreement, independent contractors of one another and nothing herein shall be deemed to create an agency, partnership, employment, or joint venture relationship between the Parties. Nothing in this Agreement precludes Aegis from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by BPO hereunder.

11.2	No Patent, Trademark or Other License Granted. Except as specially provided by this Agreement, nothing herein will be construed as granting or conferring, expressly, implied or otherwise, any licenses or other rights under any patent, trademarks or any other intellectual and/or proprietary rights which Aegis now owns or may later acquire.

11.3	Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, the permitted successors and assigns of each Party hereto. BPO may not assign, delegate or otherwise convey this Agreement, or any of its rights and obligations hereunder, to any other entity without the prior written consent of Aegis, and any attempted assignment or delegation without such consent will be void. Aegis may assign this Agreement to any successor in interest to all or any part of Aegis’s operations, so long as the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

11.4	Headings. The headings appearing in this Agreement are inserted for convenience only, and will not be used to define, limit or enlarge the scope of this Agreement or any of the obligations herein.

11.5

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and such counterparts together will constitute one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the Parties will follow such delivery by prompt delivery of originals of such pages).

11.6	Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect, unless such waiver is provided in writing.

11.7	Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (a) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

11.8	Insurance. BPO shall purchase from and maintain in a company or companies with a rating of “A” or better and lawfully authorized and licensed to do business in the jurisdiction in which BPO is located, insurance in at least the amounts and with the insurance coverages specified in this Section. All such insurance shall cover the acts and omissions of BPO and its employees, agents or subcontractors performing Services hereunder, and this Section shall not be construed as limiting in any way the extent to which BPO may be held liable for payment for damages to persons or property resulting from its activities under this Agreement or the activities of any of its employees or other persons for which BPO is otherwise responsible. Coverage under such policies shall be primary without any right of contribution. Such insurance policies shall be maintained in full force and effect without interruption during the term of this Agreement, and shall provide that Aegis shall be given prior written notice of any cancellation or adverse material change in such policies and that any such cancellation or adverse material change shall not be effective as to Aegis for at least 30 days after receipt of such written notice. Upon written request by Aegis from time to time, BPO will promptly provide Aegis with evidence of such insurance coverage. BPO shall maintain at least the following insurance coverage levels: (a) workers’ compensation and/or disability benefits insurance as required by law, including employer’s liability coverage with a minimum limit of $500,000 each accident, $500,000 disease-each employee and $500,000 disease-policy limit; (b) general liability insurance with a minimum limit of $1,000,000 each occurrence and $2,000,000 annual aggregate bodily injury and property damage and $5,000 medical payments, which insurance shall be written on a comprehensive form and include coverage for (i) premises and operations, including coverage for independent contractors liability; (ii) products and completed operations; (iii) personal injury liability with employment exclusion deleted; (iv) broad form property damage liability and (v) contractual liability to cover liability assumed under this Agreement. Aegis and its employees, directors and officers thereof are to be included as additional insureds; and (c) commercial umbrella/excess liability insurance with a minimum limit of $2,000,000 each occurrence and annual aggregate.

11.9	Force Majeure. Neither Aegis nor BPO shall be liable for any failure to perform any of their respective obligations under this Agreement (except for BPO’s obligations under Section 4.7) when such failure is caused by or results from any event beyond the reasonable control of either Party; provided, that (a) the Party who has suffered a force majeure event shall (1) immediately notify the other Party of the occurrence and nature of such event and (2) use its commercially reasonable best efforts to continue performing its obligations under this Agreement and (b) in the event BPO is unable to perform its obligations as a consequence of the foregoing circumstance for a consecutive period of more than 10 days, Aegis may terminate this Agreement upon delivery of written notice to BPO.

11.10	Notices. Any and all notices, approvals, requests, consents and other communications given pursuant to this Agreement shall be in writing and shall be effective when received if hand delivered, sent by facsimile, sent by Federal Express service or sent by, as applicable, certified or registered mail, addressed as follows:

If to BPO:

If to Aegis:

Aegis Communications Group, Inc.

8001 Bent Branch Drive

Irving, Texas 75063

Fax No.: 972/868-0267

Attn: Legal Dept.

11.11	Amendment. This Agreement may only be modified in writing, by the assent and signature of an officer of both Aegis and BPO, respectively.

11.12	Survival. Any right or obligation which becomes absolute before termination of this Agreement for any reason, or which is by definition of a continuing nature, will survive such termination. Notwithstanding and without limiting the forgoing, Sections 4.3, 4.10, 4.11, 5, 7, 9, 10 and 11 survive the termination of this Agreement.

11.13	Governing Law. This Agreement and all of the Parties’ respective rights and obligations in connection therewith will be governed by Texas law (excluding conflict rules) and the Parties submit to the jurisdiction of the state and federal courts located in Dallas County, Texas, United States of America for the resolution of all disputes under or relating to this Agreement or its performance.

11.14	Publicity. Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to the Agreement in which the other Party’s name or mark is mentioned or language from which the connection of said name or mark may be inferred or implies, and will not publish or use such advertising, sales promotion, press releases, or publicity materials without prior written approval of the other Party. Notwithstanding the foregoing, either Party may include the other Party’s name and a factual description of the work performed under this Agreement on employee bulletin boards, in its list of references and in the experience section of proposals to parties, in internal business planning documents and in its annual report to stockholders and whenever required by reason of legal, accounting or regulatory requirements. Aegis and BPO further agree to cooperate in planning the timing and substance of the initial announcement of the transactions contemplated by this Agreement.

11.15	Representations and Warranties. Each Party represents and warrants that (a) it is authorized to enter into and perform its obligations under this Agreement, (b) it is financially solvent and is not subject to a bankruptcy, liquidation or receivership proceeding in any jurisdiction, and (c) the execution, delivery and performance of this Agreement will not violate the terms of any agreement order, understanding or other similar items by which it is bound.

11.16	Language Requirement.

The Parties confirm that it is their wish that this Agreement, as well as other documents relating hereto including notices, have been and shall be drawn up in English only.

11.17	Entire Agreement. This Agreement and any Schedules attached hereto constitute the entire agreement between the Parties with respect to the subject matter and supersede any prior or contemporaneous agreement or understanding, whether written or oral, if any, between the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and do each warrant and represent that their respective signatory whose signature appears below is duly authorized by all necessary and appropriate action to execute this Agreement.

Aegis Communications Group, Inc.:		Aegis BPO Services Limited

By:	/s/ Gene Speyer	By:	/s/ Arvind Dhariya
Name:	Gene Speyer	Name:	Arvind Dhariya
Title:	SVP Operations	Title:	Vice President

SCHEDULE A

DESIGNATED FACILITIES

Address:	Aegis BPO Services Limited No 7 Beta tower, Fifth Floor Sigma Softech Park Whitefield Main Road Bangalore – 560066 Phone:+91-80-51377700 Fax:+91-80-51377815

Statement of Work No. 1 - 1